Exhibit 10.17
AIR LEASE CORPORATION
AMENDED AND RESTATED DEFERRED BONUS PLAN
     This Amended and Restated Deferred Bonus Plan (the “Plan”) has been adopted by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Air Lease Corporation, a Delaware corporation (together with its wholly owned subsidiaries, if any, the “Company”), as of August 4, 2010, in order to provide additional incentives to employees of the Company. The Deferred Bonus Plan adopted by the Board as of April 29, 2010 is hereby amended and restated in its entirety.
     1. Participation. Any full-time employee of the Company shall be eligible to participate in the Plan. The Administrator (as defined in Section 10 herein) shall select the employees who shall receive awards under the Plan (“Awards”) with respect to each calendar year (the “Participants”). The terms and conditions of such participation shall be determined by the Administrator and set forth in an award agreement substantially in the form attached hereto as Exhibit 1 (as amended by the Administrator from time to time in its discretion) or, if applicable, in an employment agreement to which the Participant is a party (the “Award Agreement”).
     2. Awards. Subject to the terms and conditions of the Plan and the Award Agreement, each Award shall represent a right to receive a deferred bonus payment in an amount equal to a specified percentage (the “Award Percentage”) of the aggregate amount of the Participant’s actual salary, annual bonus, and other short-term or special cash bonus included in, or that would be included in, the Participant’s Form W-2 issued with respect to the calendar year to which the deferred bonus relates (the “Base Amount”). For the avoidance of doubt, the Base Amount shall exclude any amounts included in, or that would be included in, such Form W-2 that are attributable to equity compensation and any other amounts not attributable to salary, annual bonus, and other short-term or special cash bonus. The Award Percentage applicable to each Participant shall be determined by the Administrator in accordance with a schedule approved by the Board or the Compensation Committee (as amended from time to time in the Board’s or Compensation Committee’s sole discretion, the “Award Schedule”). In the event that a Participant becomes employed in a different capacity with the Company during the calendar year to which an Award relates, the Administrator may, in its sole discretion, modify such Award (or substitute a new Award) to designate a new Award Percentage that complies with the Award Schedule. Unless otherwise specified by the Administrator, such new Award Percentage shall apply to the entirety of the calendar year to which the Award relates.
     3. Vesting. All Awards shall initially be unvested. Except as otherwise provided in Section 5 or in an employment agreement to which the Participant is a party, an Award shall vest in full on the second anniversary of December 31 of the calendar year to which the Award relates, subject to the Participant having been continuously employed on a full-time basis with the Company through such date (to the maximum extent permitted under applicable law). By way of example, in the case of an Award granted with respect to the 2012 calendar year, the Award shall vest in full on December 31, 2014.
     4. Payment. Except as otherwise provided in Section 5 or in an employment agreement to which the Participant is a party, payment with respect to a vested Award shall be made on January 15 next following the date on which the Award vests in full, or as soon as practicable thereafter (but in any event no later than March 15 next following the date on which the Award vests in full).
     5. Death or Disability. In the event that a Participant’s employment with the Company terminates due to the Participant’s death or disability (as determined by the Administrator in good faith) before an Award would otherwise vest under Section 3, such Award shall immediately vest in full and payment with respect to such Award shall be made as soon as practicable after the date of termination (but in any event no later than March 15 of the following calendar year), subject to the provisions of any employment agreement to which the Participant is a party.
     6. Termination of Employment. Except as may otherwise be set forth in an employment agreement to which the Participant is a party, in the event that the Participant ceases to be employed on a full-time basis with the Company for any reason other than the Participant’s death or disability, any unvested Award shall immediately be forfeited, and the Participant shall have no further rights with respect thereto (except as may be otherwise required by applicable law).
     7. Withholding. Any payment with respect to an Award under the Plan shall be subject to withholding of any and all federal, state and local taxes required to be withheld by the Company under applicable law.
     8. No Right to Continued Employment. Nothing in this Plan shall confer upon any Participant the right to continue to be employed or otherwise engaged with the Company or limit or restrict in any way the right of the Company to terminate the employment of a Participant at any time with or without cause.
     9. Section 409A. The Awards granted under this Plan are intended to qualify as “short-term deferrals” exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (“Section 409A”), and the Plan and any Award Agreements shall be interpreted in a manner consistent with such intent. The Company makes no representation as to the tax treatment of any Award or any payment thereunder, and the Company shall have no obligation to indemnify or gross up any Participant for any additional tax, interest, or penalty imposed under Section 409A or any similar provision of state, local or foreign law.
     10. Administration. This Plan shall be administered by the Chief Executive Officer and the President of the Company (either, the “Administrator”); provided, however, that the Board or the Compensation Committee may at any time act as the Administrator. Subject to the express terms and conditions hereof, applicable laws, rules and regulations and the oversight of the Compensation Committee or the Board, the Administrator is entitled to: (i) designate Participants, (ii) establish the Award Percentage applicable to each Award granted to a Participant under the Plan and any other terms and conditions of such Award consistent with the terms of the Plan, (iii) approve forms of agreements under the Plan, (iv) construe and interpret the terms of the Plan and Awards made pursuant to the Plan, and (v) make all other determinations and take any other actions that the Administrator deems necessary or advisable for the administration and interpretation of the Plan and Awards made pursuant to the Plan; provided, however, that any grant of an Award, or increase in the amount payable pursuant to an Award, made after the end of the calendar year following the calendar year to which the Award relates shall be subject to the approval of the Compensation Committee. Notwithstanding anything to the contrary herein, any Award granted to the Chief Executive Officer or President of the Company shall be subject to the approval of the Compensation Committee (or the Board) and the Compensation Committee (or the Board) shall act as the Administrator with respect to any such Award.
     11. Governing Law. This Plan and any Award Agreement hereunder shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of law principles of such state.
     12. Severability. If any term or provision of this Plan or any Award Agreement hereunder is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     13. Amendment and Termination. This Plan and any Award Agreement may be amended or terminated by the Board or the Compensation Committee of the Board at any time; provided, however, that any amendment or termination that would have a material adverse effect on the rights of any Participant with respect to an outstanding Award shall require the written consent of such Participant. This Section 13 shall not limit the authority of the Administrator to amend an Award in accordance with Section 2.
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EXHIBIT 1
DEFERRED BONUS AWARD AGREEMENT
     The Company hereby grants to __________________ (“you”) this deferred bonus award (“Award”) under the Company’s Amended and Restated Deferred Bonus Plan (the “Plan”) subject to the terms and conditions set forth herein and the terms and conditions of the Plan, which are hereby incorporated by reference. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan. A copy of the Plan is attached hereto.
     Award for Calendar Year (“Award Year”): 20__
     Vesting Date: December 31 of second calendar year following Award Year
     Award Percentage: ____%
     This Award will vest in full on the Vesting Date set forth above, subject, to the maximum extent permitted by law, to your having been continuously employed on a full-time basis with the Company through such date. On January 15 following the Vesting Date or as soon as practicable thereafter (but in any event no later than March 15 following the Vesting Date), you will be entitled to receive a cash payment in an amount equal to the Award Percentage multiplied by the Base Amount (as determined in accordance with Section 2 of the Plan), subject to any applicable withholding, provided that your Award has vested and except as otherwise provided below or in your employment agreement (if any).
     If your employment with the Company terminates before the Vesting Date due to your death or disability (as determined by the Administrator in good faith), your Award will immediately vest in full and payment will be made as soon as practicable after the date of termination (but in any event no later than March 15 of the following calendar year), subject to the provisions of your employment agreement, if any. Except as may otherwise be set forth in your employment agreement, if any, if you cease to be employed with the Company before the Vesting Date for any reason other than your death or disability, this Award will immediately be forfeited, and you will have no further rights with respect to this Award.
     Nothing in the Plan or this Deferred Bonus Award Agreement shall confer upon you the right to continue to be employed or otherwise engaged with the Company or limit or restrict in any way the Company’s right to terminate your employment at any time with or without cause.

Date:	AIR LEASE CORPORATION
By:
Name:
Title:

     The undersigned acknowledges receipt of this Deferred Bonus Award Agreement and the Plan, and understands, accepts and agrees to the terms and conditions of this Award as set forth herein and in the Plan.

Date:
By: